Exhibit 8.2


                     [Letterhead of Greenberg Traurig, LLP]


                                                 September 24, 2003



Charter Municipal Mortgage
  Acceptance Company
625 Madison Avenue
New York, New York  10022

Gentlemen:

     We have acted as special bond counsel to Charter Municipal Mortgage Acceptance Company, a Delaware business trust (the "Company"), in connection with the filing by the Company of a registration statement (Form S-3) on the date hereof (the "Registration Statement").

     You have requested that we confirm our opinion set forth in the Registration Statement with respect to the treatment of certain shareholders in the Company as a "substantial user" or a "related person" to a substantial user for federal income tax purposes.

     Unless otherwise defined, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

     In connection with the confirmation of our opinion, we have examined the following:

     1.   the Registration Statement; and

     2. such other documents as we have deemed necessary or appropriate for purposes of this letter.

     We have assumed that each of the documents referred to above (i) has been duly authorized, executed, and delivered; (ii) is authentic, if an original, or is accurate, if a copy; and (iii) has not been amended.

     Based on the documents and assumptions set forth above and our review of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder and published administrative rulings and guidance, we hereby confirm the



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opinion set forth in the Registration Statement at the end of the first paragraph under the caption "Risk Factors - The value of our common shares and our ability to make distributions of tax exempt income depends upon the application of the tax laws - 'Substantial User' Limitation".

     The foregoing confirmation of our opinion is based on current provisions of the Code, regulations promulgated thereunder and published administrative rulings and guidance. No assurance can be given that the law, or interpretation thereof, will not change in a manner that would alter the conclusion set forth herein.

     We hereby consent to the references to Greenberg Traurig, LLP in the Registration Statement.

     The foregoing confirmation is limited to the federal income tax matters addressed by the opinion being confirmed and no opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the confirmation of our opinion set forth herein after the date of this letter. This letter is solely for the information and use of the addressee, and, other than the shareholders of the Company, may not be relied upon for any purpose by any other person without our express written consent.

                                                     Very truly yours,
                                                     /s/ Greenberg Traurig, LLP